Exhibit 2.17

EXECUTION VERSION

FIRST AMENDMENT TO

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into this 28th day of December, 2012 (“Execution Date”), between CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company (“CELLC”), ARCADIA RESOURCES, L.P., an Oklahoma limited partnership (“AR”), and JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company (“JR”; and, together with CELLC and AR, individually, a “Seller” and, collectively, the “Sellers”), and ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Sellers may be referred to herein collectively as the “Parties”, or individually as a “Party”. Capitalized terms used and not otherwise defined herein will have the meanings given such terms in the Amended and Restated Purchase and Sale Agreement entered into by the Parties on October 8, 2012 (the “Agreement”).

WHEREAS, the Parties entered into the Agreement, pursuant to which the Sellers agreed to sell, and the Buyer agreed to purchase, all of the Sellers’ right, title and interest in and to the Properties;

WHEREAS, the Buyer exercised the Buyer Option and made payment of the Option Payment to CELLC for the benefit of all of the Sellers, and thereby extended the Closing Date to December 14, 2012; and

WHEREAS, notwithstanding the Buyer’s inability to close and consummate the transactions contemplated by the Agreement on or before December 14, 2012, the Sellers desire to not terminate the Agreement under Section 11.1(d) thereof in respect of such failure and, instead, the Parties desire to further extend the Closing Date and to ratify and further amend the Agreement, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Agreement as follows:

1. Extension of Closing Date. The Closing Date will be on or before February 15, 2013, unless further extended by the subsequent mutual written agreement of the Parties. The date set forth in Section 11.1(d) of the Agreement is also hereby deleted and replaced with “February 15, 2013”.

2. Certain Purchase Price Adjustments. The original unadjusted Purchase Price of ONE HUNDRED TWENTY-SIX MILLION DOLLARS ($126,000,000.00), which was increased to ONE HUNDRED TWENTY NINE MILLION DOLLARS ($129,000,000.00) when the Buyer paid the Option Payment to CELLC, for the benefit of all of the Sellers, pursuant to the Buyer’s exercise of the Buyer Option, is hereby reduced to NINETY-ONE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($91,500,000.00). All references to the unadjusted Purchase Price in the Agreement are deemed amended to refer to such reduced amount. Such reduced Purchase Price is inclusive of all final downward adjustments to the Purchase Price in respect of any and all Title Defects, Environmental Defects, and Lease Expiration Defects; and notwithstanding anything in the Agreement to the contrary, (a) the Buyer will not be entitled to, and hereby unconditionally waives, any further adjustments to the Purchase Price in respect of Title Defects, Environmental Defects, and Lease Expiration Defects, and (b) the Sellers will not be entitled to, and each of them hereby unconditionally waives, any further adjustments to the Purchase Price in respect of Title Benefits. Notwithstanding the foregoing, the Purchase Price will be subject to further adjustment (i) in respect of all payments made on or prior to the Closing Date by or on behalf of the Sellers to cure Lease Expiration Defects and (ii) any further adjustments to be made at and after the Closing pursuant to the terms of the Agreement (subject to the foregoing provisions of this Section 2).

3. Consideration for Amendment. As consideration to the Sellers for their agreement to enter into this Amendment, the Parties have agreed to increase the amount of the Deposit from THREE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00) (the “Original Deposit”) to SEVEN MILLION DOLLARS ($7,000,000.00), and all references to the Deposit in the Agreement are deemed amended to refer to such increased amount. Such increase in the amount of the Deposit will be effectuated by the payment by the Buyer to CELLC, for the benefit of all of the Sellers, of the sum of THREE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00) (the “Additional Deposit”), by bank wire transfer of immediately available funds no later than two (2) Business Days after the Execution Date. Notwithstanding anything in the Agreement to the contrary, as a consequence of the Buyer’s inability to close and consummate the transactions contemplated by the Agreement on or before December 14, 2012, and as additional consideration to the Sellers for their agreement to enter into this Amendment, if the Agreement is terminated by any Party for any reason whatsoever (including, without limitation, as a consequence of any breach or default by any Seller under the Agreement), then the Sellers will be entitled to retain the Original Deposit and the Option Payment. For clarity and without limiting the generality of the foregoing: (a) if the Agreement is terminated pursuant to Section 11.1(a), or by the Sellers pursuant to Section 11.1(c) or Section 11.1(d) (as amended hereby), then the Sellers will be entitled to retain the full amount of the Deposit (as increased hereby) and the Option Payment as liquidated damages in lieu of all other damages (and as the Sellers’ sole remedy in such event, other than termination of the Agreement); and (b) if the Agreement is terminated by the Buyer pursuant to Section 11.1(b) or Section 11.1(d) (as amended hereby), then the Buyer will be entitled to the remedies set forth in Section 12 of the Agreement, except that the Buyer will be entitled to the return of solely the Additional Deposit (but neither the Original Deposit nor the Option Payment, which amounts the Sellers will be entitled to retain).

4. Cash Due at Closing. After crediting the Buyer for the SEVEN MILLION DOLLARS ($7,000,000.00) paid by the Buyer as the Deposit (as amended hereby) and the THREE MILLION DOLLARS ($3,000,000.00) paid by the Buyer as the Option Payment, the amount of the Purchase Price (as reduced hereby) due at the Closing shall be EIGHTY-ONE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($81,500,000.00), subject to any and all further adjustments to be made at the Closing in accordance with the Agreement and Section 2 above.

5. Amendments to Exhibit “A”. To reflect the revised Allocated Values resulting from the reduction of the Purchase Price pursuant to this Amendment, Exhibit “A”, Part I, and Exhibit “A”, Part II, to the Agreement are hereby deleted in their entirety and replaced with Exhibit “A”, Part I, and Exhibit “A”, Part II, attached to this Amendment, which set forth the revised Allocated Values.

6. Entire Agreement. The Agreement, as amended hereby, and the other documents to be executed under the Agreement, as amended hereby, and the exhibits and schedules thereto, as amended hereby, constitute the entire agreement between the Parties with respect to the subject matter thereof, and there are no other agreements, understandings, warranties or representations except as set forth herein and therein. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control.

7. Counterparts; Facsimiles, Electronic Transmission. This Amendment may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one amendment. The execution and delivery of this Amendment by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which will be binding upon all Parties.

8. Ratification. Each Seller and the Buyer hereby adopts, ratifies, and confirms the Agreement, as amended hereby, and declares the Agreement, as amended hereby, to be in full force and effect. All references to the Agreement shall be considered to be references to the Agreement as modified by this Amendment, and, except as modified hereby, the Agreement shall remain in full force and effect.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Sellers have executed this Amendment effective as of the Execution Date.

SELLERS:

CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company

By:	/s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President

ARCADIA RESOURCES, L.P., an Oklahoma limited partnership

By:	/s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company

By:	/s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Buyer has executed this Amendment effective as of the Execution Date.

BUYER:

ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company

By:	/s/ Brian C. Nelson
Brian C. Nelson Chief Financial Officer and Executive Vice President

SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT